Exhibit 23 (a)


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-45305) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of 8,412,714 shares of its common stock and 8,412,714 rights to purchase Series C Junior Participating Cumulative Redeemable Preferred Stock and to the incorporation by reference herein of our report dated March 5, 1997, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.





                                     Ernst & Young LLP

     Richmond, Virginia
     February 10, 1998